Exhibit 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) by and among XM Satellite Radio Holdings Inc., XM Satellite Radio Inc. (collectively with XM Satellite Radio Holdings Inc., “XM”), and Nathaniel A. Davis (“EMPLOYEE”), is made as of August 10, 2007.

WHEREAS, XM and EMPLOYEE are parties to that certain Employment Agreement dated as of July 20, 2006, as amended by Amendment Number 1 thereto, dated as of April 4, 2007 (the “Agreement”);

WHEREAS, EMPLOYEE has been appointed as President and Interim Chief Executive Officer of XM, effective as of August 10, 2007;

WHEREAS, XM and EMPLOYEE wish to further amend the Agreement as set forth below in light of such appointment;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Each reference in the Agreement to “President and Chief Operating Officer” and each reference in the Agreement to “President and COO” is hereby amended to refer to “President and Interim Chief Executive Officer.”

2.	Article 2.3(a) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

(a) As President and Interim Chief Executive Officer of XM, EMPLOYEE shall have duties and responsibilities as are consistent with such position, and shall report to the Board of Directors of XM and the Board Chairman. While acting as President and Interim Chief Executive Officer, EMPLOYEE shall also serve as a director of XM.

3.	Article 3.1 of the Agreement is hereby deleted and replaced in its entirety to read as follows:

For services rendered by EMPLOYEE pursuant to this Agreement, XM agrees to pay EMPLOYEE a base salary (“Base Salary”) of Six Hundred Fifty Thousand Dollars ($650,000) effective as of August 10, 2007 through the remainder of the term of this Agreement, with any increases in Base Salary to be determined by the Board of Directors or Compensation Committee of XM in its sole discretion. Base Salary shall be payable in accordance with XM’s then-prevailing executive payroll practices. The term “Base Salary” as used herein shall include any adjustments thereto made from time to time as permitted by this Article 3.1.

4.	Article 3.2(a) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

With respect to each calendar year during the term of this Agreement, EMPLOYEE will be eligible to receive such bonuses (the “Discretionary Bonus”) as may be authorized and declared by the XM Board of Directors or Compensation Committee based upon EMPLOYEE’s yearly performance and XM’s attainment of corporate objectives as compared to criteria to be set by the XM Board of Directors or Compensation Committee prior to the beginning of each calendar year. EMPLOYEE’s target annual Discretionary Bonus for each calendar year during the term of this Agreement commencing in 2007 shall equal 100% of EMPLOYEE’s Base Salary for achievement of the personal and corporate objectives set for EMPLOYEE by the Board of Directors or Compensation Committee of XM with respect to the year. The Discretionary Bonus shall be paid to EMPLOYEE no earlier than the January 1 and no later than the March 15 following the calendar year in which the Discretionary Bonus is earned by EMPLOYEE.

5.	The Introductory language to Article 4.2 and Article 4.2(a) of the Agreement are hereby deleted and replaced in their entirety to read as follows:

4.2. Death. If EMPLOYEE dies while still an employee of XM, XM shall provide the benefits and payments set forth in this Article 4.2 on EMPLOYEE’s behalf, as set forth below:

(a) XM shall pay an amount equal to three months of EMPLOYEE’s then current Base Salary and his pro-rated Discretionary Bonus (based on the percentage of Base Salary awarded to EMPLOYEE as a Discretionary Bonus in the prior year), and shall continue to make all applicable benefits available, to EMPLOYEE’s Beneficiaries (as defined herein) or heirs, in accordance with XM’s then-prevailing executive payroll practices, through the end of the third calendar month following EMPLOYEE’s death. XM shall pay the Base Salary and the pro-rated Discretionary Bonus in one lump sum cash payment and shall commence providing the aforementioned continuation of benefits within thirty (30) days of EMPLOYEE’s death; provided, that XM has received proof, in the manner and form required by XM’s Board of Directors, of EMPLOYEE’s death. In addition, XM shall continue any health, medical, dental, or similar benefits which members of EMPLOYEE’s family were receiving immediately prior to EMPLOYEE’s death, for a period of one year following the initial three month benefit continuation period, or pay such family members ratably over such period an amount equal to their cost for obtaining equivalent coverage. For purposes of this Agreement, the term “Beneficiary” or “Beneficiaries” means the person or persons designated by EMPLOYEE as being entitled to receive the benefits payable under this Agreement following EMPLOYEE’s death in accordance with the most current designation form on file with XM; such designation shall be made in the manner and form required by XM. If, at the time of EMPLOYEE’s death, no Beneficiary has been designated, the payment of benefits under this Agreement shall be paid to EMPLOYEE’s estate and benefits shall continue to be provided, to the extent due under the terms of this Agreement, only to those individuals who were receiving such benefits at the time of EMPLOYEE’s death.

6.	Article 4.3(c) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

(c) If XM terminates the EMPLOYEE’S employment because of Disability, XM shall pay EMPLOYEE an amount equal to three months of EMPLOYEE’s then current Base Salary and his pro-rated Discretionary Bonus (based on the percentage of Base Salary awarded to EMPLOYEE as a Discretionary Bonus in the prior year), and shall continue to make all applicable benefits available to EMPLOYEE or EMPLOYEE’s Beneficiaries or heirs, as the case may be in the event of Employee’s death within the three-month period ending on the end of the third calendar month following EMPLOYEE’s termination as provided in Article 4.2(a), in accordance with XM’s then-prevailing executive payroll practices, through the end of the third calendar month following EMPLOYEE’s termination. XM shall pay the Base Salary and the pro-rated Discretionary Bonus in one lump sum cash payment and shall commence providing the aforementioned continuation of benefits within thirty (30) days following EMPLOYEE’s termination of employment with XM. In addition, XM shall continue any health, medical, dental, or similar benefits which EMPLOYEE (and/or members of EMPLOYEE’s family) were receiving for a period of one year following the initial three month benefit continuation period, or pay EMPLOYEE ratably over such period an amount equal to the cost of obtaining equivalent coverage.

7.	Article 4.5(d) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

(d) In the event EMPLOYEE’S employment is terminated by XM without Cause or by EMPLOYEE by resignation for Good Reason:

(i) XM shall pay to EMPLOYEE no later than thirty (30) days following his termination of employment a lump sum severance payment, in cash, equal to two times the sum of (i) EMPLOYEE’S annual base salary as in effect immediately prior to the date of termination, and (ii) EMPLOYEE’S target Discretionary Bonus for the year of termination (or, in the event that EMPLOYEE is terminated following a Change of Control, if higher, EMPLOYEE’s target Discretionary Bonus for the year in which the Change of Control occurs).

(ii) For the two year period immediately following the date of termination, XM shall arrange to continue to provide EMPLOYEE (and his dependents, where applicable) all applicable benefits available to EMPLOYEE, at no greater after-tax cost to the Executive than the after-tax cost to EMPLOYEE immediately prior to such date or occurrence. With respect to the health, medical, dental, or similar benefits which EMPLOYEE (and/or his dependents) were receiving, XM may pay EMPLOYEE an amount equal to his cost for obtaining equivalent coverage ratably over such period, as an alternative to continuing such benefits.

(iii) XM shall pay EMPLOYEE no later than thirty (30) days following his termination of employment a lump sum, cash payment equal to his pro-rated Discretionary Bonus (based on EMPLOYEE’S target Discretionary Bonus for the year of termination, or, in the event that EMPLOYEE is terminated following a Change of Control, if higher, based on EMPLOYEE’s target Discretionary Bonus for the year in which the Change of Control occurs), for the portion of the calendar year EMPLOYEE was employed by XM prior to the termination.

8.	Article 4.5(f) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

(f) If, as a result of a Change of Control, it is determined that EMPLOYEE would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, XM shall reimburse EMPLOYEE for the amount of such tax, and shall pay EMPLOYEE such additional amount as may be necessary to place EMPLOYEE in the same financial position after consideration of any and all potential related state, federal, and other taxes that he would have been in if he had not incurred such excise tax liability. Any amount payable by XM to EMPLOYEE under this Article 4.5(f) shall be paid to EMPLOYEE no later than the end of the calendar year following the calendar year in which EMPLOYEE pays the excise tax imposed under Section 4999 of the Internal Revenue Code. All determinations under this Article 4.5(f), including whether EMPLOYEE is liable for the excise tax, and the amount to be paid to EMPLOYEE by XM, shall be made by a nationally-recognized accounting firm.

9.	Article 4.7 of the Agreement is deleted and replaced in its entirety to read as follows:

(a) Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of EMPLOYEE’s employment with XM, any of XM’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, and including any regulations promulgated thereunder (hereinafter, the “Code”)) and (B) as a result of such termination, EMPLOYEE would receive any payment or benefit pursuant to this Agreement that, absent the application of this Article 4.7, would be subject to interest and additional tax imposed pursuant to Code Section 409A, then no such payment or benefit on account of EMPLOYEE’s termination of employment with XM shall be paid or provided to EMPLOYEE prior to the date that is the earlier of (1) six (6) months after EMPLOYEE’s termination from employment date, (2) EMPLOYEE’s death, or (3) such other date that would not cause said payments or benefits to be subject to interest or additional tax under Code Section 409A.

(b) It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Code Section

409A. To the extent such potential payments or benefits could become subject to such additional taxes, the parties shall cooperate to amend or modify this Agreement with the goal of giving EMPLOYEE the economic benefits described herein in a manner that does not result in such additional taxes being imposed. Further, in the event that any provision of this Agreement fails to satisfy the provisions of Code Section 409A and cannot be amended or modified, then such provision shall be void and shall not apply to EMPLOYEE, to the extent practicable. In the event that it is determined to not be feasible to so void a provision of this Agreement as it applies to any amount payable to or on behalf of EMPLOYEE, such provision shall be construed in a manner so as to comply with the requirements of Code Section 409A.

(c) Separation from Service. Notwithstanding any other provision of this Agreement to the contrary, any payment or benefits otherwise due to EMPLOYEE upon his termination from employment with XM shall not be made until and unless such termination from employment constitutes a “separation from service,” as such term is defined under Code Section 409A. This provision shall have no effect on payments or benefits otherwise due or payable to EMPLOYEE or on his behalf, which are not on account of his termination from employment with XM, including as a result of his death.

(d) Code Section 162(m)—Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, XM may delay the payment of any amount otherwise due to EMPLOYEE under this Agreement if XM reasonably anticipates that its deduction resulting from such payment, either alone or in combination with any other amounts to be paid or provided to EMPLOYEE under any section of this Agreement or any other agreements, plans or programs of XM, would be reduced by application of Code Section 162(m); provided, however, that XM shall make payments to EMPLOYEE at the earliest date at which XM believes Code Section 162(m) will no longer reduce its deduction for such payments.

10.	This Amendment shall be effective as of August 10, 2007.

11.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of New York.

12.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

13.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

XM SATELLITE RADIO HOLDINGS INC.

/s/ Gary Parsons
By:	Gary Parsons
Title:	Chairman

XM SATELLITE RADIO INC.

/s/ Gary Parsons
By:	Gary Parsons
Title:	Chairman

EMPLOYEE

/s/ Nathaniel A. Davis
Nathaniel A. Davis